UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2012

JOSHUA GOLD RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53809	27-0531073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Bronte Road, Suite 121 Oakville, Ontario, Canada	L6L 3B7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 354-9991

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On September 4, 2012 (the “Effective Date”), Joshua Gold Resources Inc. (the “Company”) entered into a Consulting Agreement (the “Agreement”) with John David Mason Limited, an entity formed under the laws of the province of Ontario, Canada (“Consultant”) and Mr. John David Mason.

Pursuant to the terms and conditions of the Agreement, Company engaged Mr. Mason, through Consultant, to perform those services typically provided by a Chief Operating Officer of a business of comparable size, type and nature to Company, which services shall specifically and essentially include assisting in the restructuring and financing of the Company. Mr. Mason, in his individual capacity, will hold the title of Chief Operating Officer of the Company.

The term of the Agreement shall commence on the Effective Date and shall continue for a period of six (6) consecutive months thereafter, unless otherwise terminated earlier in accordance with the terms set forth in the Agreement (the “Initial Term”). Upon expiration of the Initial Term, the Agreement shall be automatically renewed upon the same terms and conditions for successive six (6) month periods (each, a “Renewal Term”) unless either party gives to the other parties written notice to terminate the Agreement no later than thirty (30) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and the Renewal Term are hereinafter collectively referred to as the “Term”.

In accordance with the terms and conditions of the Agreement, during the Term, the Company shall pay Mr. Mason, through Consultant, a monthly consulting fee in an amount equal to US $16,666.67 payable in either cash or common stock of the Company or a combination of both, at the sole election of Mr. Mason, through Consultant (the “Consulting Fee”). The Consulting Fee shall be payable on or before the last day of each month and shall be pro-rated for partial months.

Additionally, in the event that Mr. Mason, through Consultant, introduces a potential investor to Company and such investor agrees to invest funds in the Company, and Company, in its sole discretion, accepts such funds, Company shall pay to Mr. Mason, through Consultant, a fee equal to seven and one-half percent (7.5%) of the investment funds actually received by Company; provided, however, that if the funds are invested in Company through the private placement of the Company’s flow-through shares (as such shares are defined in subsection 66(15) of the Income Tax Act Canada, as amended, reenacted or replaced from time to time) (the “Flow-Through Funds”), then Mr. Mason, through Consultant, shall only be entitled to a fee equal to five percent (5%) of the Flow-Through Funds actually received by Company (in each event, a “Finder’s Fee”).  The Finder’s Fee shall be paid to Mr. Mason, through Consultant, within thirty (30) days of receipt by Company of the invested funds and shall be payable to Mr. Mason, through Consultant, in either cash or shares of common stock of the Company or a combination of both, at the sole election of Mr. Mason, through Consultant.

During the Term, neither Mr. Mason nor Consultant shall be eligible for any other direct or indirect compensation or benefits, including, without limitation, participation in any of Company’s (i) pension or profit-sharing plans, (ii) plans providing medical, dental, disability or life insurance protection, or (iii) perquisites of any nature or type.

The description of the Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 hereto and incorporated in this Item 1.01 by reference.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of

    Principal Officers

On September 4, 2012, the Board of Directors of the Company appointed Mr. John David Mason to serve as the Company’s Chief Operating Officer, until his successor is duly appointed and qualified.

Mr. John David Mason, age 71, has extensive experience in the financial and mineral exploration sectors.

Mr. Mason currently serves on the Advisory Board of the Company.

From July 2006 until August 2011, Mr. Mason served as CEO, Chairman and Founder of Augen Gold Corp., a mineral exploration company.  During his tenure at Augen Gold Corp., Mr. Mason was primarily responsible for managing the daily operations of the company and raising funds for exploration and business development purposes.

From 2001 until 2006, Mr. Mason served as CEO, Chairman and Founder of Energy Fuels Inc., a uranium development company and its predecessor.  During his tenure at Energy Fuels Inc., Mr. Mason was primarily responsible for managing the daily operations of the company and raising funds for business development purposes.

From October 1995 to April 2010, Mr. Mason served as CEO, Chairman and Founder of Augen Capital, a resource investment bank.  At Augen Capital, Mr. Mason was primarily responsible for managing the daily operations of the company, raising flow-through funding (Canadian tax advantaged) and assisting in the financing of over 300 public companies.

None of the aforementioned companies are parents, subsidiaries, or affiliates of the Company.

Mr. Mason earned a B.A. Sc. in Applied Geology in 1967 from the University of Toronto. Mr. Mason also earned a M. Eng degree (mining) from McGill University in 1969.

Mr. Mason is qualified to be the COO of the Company because of his extensive, diversified experience in the financial and mineral exploration sectors.

Item 9.01

Financial Statements and Exhibits

(d)  Exhibits

Exhibit

Description

10.1

Consulting Agreement, by and between Joshua Gold Resources Inc. and John David Mason Limited and John David Mason, entered into on September 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Joshua Gold Resources Inc.
(Registrant)

Date: September 10, 2012	By:	/S/ Benjamin Ward
Benjamin Ward President, Chief Executive Officer, and Director

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